Exhibit 5.1

[RESMED LETTERHEAD]

January 31, 2007

ResMed Inc.

14040 Danielson Street

Poway, California 92064-6857

Attn: Board of Directors

Re:	Registration Statement on Form S-8

Gentlemen:

I am rendering this opinion in connection with ResMed Inc.’s proposed issuance of up to 1,678,082 shares of the Company’s common stock, $.004 par value per share (the “Shares”), issuable under the Company’s 1997 Equity Participation Plan (the “Plan”), registered by a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2007 (the “Registration Statement”). I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and I am not expressing any opinion in this letter as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

I am the Company’s Global General Counsel. As its counsel, I have examined matters of fact and questions of law that I have considered appropriate for purposes of this letter. With your consent, I have relied on those matters of fact and questions of law, and on certificates and other assurances of officers of the Company and others as to facts, without having independently verified those facts. I am familiar with the proceedings ResMed has taken, and proposes to take, in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed those proceedings will be timely completed in the manner presently proposed.

I am opining in this letter as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the matters stated above and in reliance on them, it is my opinion that, on the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, and subject to the Company completing all action and proceedings required on its part to be taken before issuing the Shares under the terms of the applicable Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, I have assumed for purposes of the opinion paragraph immediately above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DAVID PENDARVIS
DAVID PENDARVIS
Senior Vice President, Global General Counsel and Corporate Secretary

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